Exhibit 99.1

Alamo Energy Corp. Completes Additional Financing

LONDON--(BUSINESS WIRE)--Alamo Energy Corp. (OTCBB:ALME - News), is pleased to announce that Eurasian Capital Partners has provided an additional $300,000 to fund the company’s continuing expansion.

On 19th November 2009, Eurasian Capital Partners committed up to $2,000,000 to fund Alamo’s growth initiatives. The company is in the process of reviewing several opportunities, which fall within Alamo’s business plan of creating secure domestic production operations.

Allan Millmaker, Chief Executive Officer of Alamo Energy Corp., commented: "Over the last few months we have been looking at many prospects across several states. With our current revenue generated from production, coupled with our recent financing and low overheads, we believe we are in a strong position to take advantage of the current favorable market conditions.”

About Alamo Energy Corp.

Headquartered in London, England and with operational offices in Houston, Texas, Alamo Energy Corp. (OTC.BB: ALME - News) is an independent company focused on the exploration, development and production of onshore oil and gas reserves in the United Kingdom and United States. The company’s UK exploration program is focused on four blocks spread over 154 square miles in a onshore oil and gas province in South East England. Subject to regulatory approvals, Alamo will acquire a 90% working interest in the region and be given “Operator Status” for the defined area. Alamo’s US operations are focused on the development of key assets in Texas, including multiple lease acreage opportunities within what we believe is one of the leading inland crude oil producing regions in the southern US. Currently, the company has rights to participate in four projects consisting of 13 wells in excess of 590 acres across Texas, and is working to acquire additional properties throughout the region. For more information visit www.alamoenergycorp.com. www.alamoenergycorp.com

Forward Looking Statement

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company’s growth and business strategy. Words such as “expects,” “will,” “intends,” “plans,” “believes,” “anticipates,” “hopes,” “estimates,” and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company’s business; competitive factors in the market(s) in which the Company operates; risks associated with operations outside the United States; and other factors listed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.